Exhibit 99.2

                  SIGA TECHNOLOGIES COMPLETES PRIVATE PLACEMENT

NEW YORK, June 24, 2003 -- SIGA Technologies, Inc. (NASDAQ: SIGA and FRANKFURT:
SGW 919 473), a biopharmaceuticals company developing products for the prevention and treatment of serious infectious diseases, including products for use against biological warfare agents such as smallpox, announced today the receipt of $1,500,000 from a private placement of an aggregate of 1,250,000 shares of common stock and warrants to purchase 625,000 shares of common stock at an exercise price of $2.00 per share to a group of private investors.

The offering yielded net proceeds of approximately $1,350,000 to SIGA.

SIGA, which recently completed the acquisition of the assets of Plexus Vaccine Inc., has expanded its platform technology for antigen discovery and rational vaccine design and delivery of potential vaccine products to combat agents of biological terror. SIGA is working on a therapeutic for the treatment of smallpox for which it received a $1.6 million contract from the U.S. Army at the end of last year.

About SIGA Technologies, Inc.

SIGA Technologies (www.siga.com) is applying bacterial genomics in the design and development of novel products for the prevention and treatment of serious infectious diseases, with an emphasis on products for biological warfare defense. With the recent acquisition of substantially all the assets of Plexus Vaccine Inc., SIGA will be able to broaden its biowarfare portfolio, and to build its capability for extremely rapid design and delivery of synthetic vaccines for dangerous new pathogens. Combined, SIGA and Plexus have the potential of becoming a significant force in the discovery of vaccine and pharmaceutical agents to fight emerging pathogens. SIGA's product development programs emphasize the increasingly serious problem of drug resistant bacteria and emerging pathogens. SIGA's vaccine and drug platforms are based on its pioneering research into the structure, function and processing of bacterial surface proteins. SIGA is leveraging these platforms through multiple strategic partners, including Wyeth-Ayerst Laboratories (the pharmaceutical division of American Home Products) and the National Institutes of Health.

This news release contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding the efficacy and intended utilization of SIGA's technologies under development and to be acquired, are not guarantees of future performance. Actual results may differ materially from the expectations contained in the forward-looking statements. Factors which may cause such differences include the risk that potential products that appeared promising in early research or clinical trials to SIGA or its collaborators do not demonstrate efficacy or safety in subsequent pre-clinical or clinical trials, and the risk that SIGA or its collaborators will not obtain appropriate or necessary governmental approvals to market products tested in such trials.

More detailed information about SIGA and the factors discussed above is set forth in SIGA's filings with the Securities and Exchange Commission, including SIGA's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, and in other documents that SIGA has filed with the U.S. Securities and Exchange Commission. Investors and security holders are urged to read those documents free of charge at the Commission's Web site at www.sec.gov. Those documents may also be obtained free of charge from SIGA. SIGA does not undertake to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise. For more information about SIGA, please visit the Company's Web site, www.siga.com.


                                     - 2 -